As filed with the Securities and Exchange Commission on December 21, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNDER ARMOUR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	2300 (Primary Standard Industrial Classification Code Number)	52-1990078 (I.R.S. Employer Identification No.)

1020 Hull Street, 3rd Floor

Baltimore, Maryland 21230

(Address of Registrant’s Principal Executive Offices)

Under Armour, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

J. Scott Plank

Chief Administrative Officer

Under Armour, Inc.

1020 Hull Street, 3rd Floor

Baltimore, Maryland 21230

Phone: (410) 454-6428

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Name of Plan	Title of Securities to be registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Under Armour, Inc. Employee	Class A common	1,000,000	$27.08	$27,080,000	$2,897.56
Stock Purchase Plan	stock, par value
	$.0003 1/3 per share

(1)

Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Under Armour, Inc. Employee Stock Purchase Plan as a result of stock splits, stock dividends or similar adjustments of our Class A common stock (each, a “Share”) of Under Armour, Inc. (the “Registrant”).

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 with respect to Shares as reported on The Nasdaq National Market on December 16, 2005.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.
Item 2.	Registrant Information and Employee Plan Annual Information.
Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                   The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(i)            The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, in connection with the Registrant’s registration statement on Form S-1 (Reg. No. 333-127856) (the “S-1 Registration Statement”), as amended, originally filed with the Commission on August 26, 2005, that contained audited financial statements for the Registrant’s latest fiscal year;

(ii)          The description of the Class A Common Stock, $.0003 1/3 per share, is set forth under “Description of Capital Stock” in the prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 and forming a part of the S-1 Registration Statement, which description has been incorporated by reference in Item 1 of the Registrant’s registration statement on Form 8-A12G, filed with the Commission on November 16, 2005; and

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property

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or services actually received or (b) active and deliberate dishonesty established by a final judgment as material to the cause of action. The Registrant’s charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (x) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter requires the Registrant to indemnify and advance expenses, to the fullest extent permitted by Maryland law, to its directors and, in the case of its officers who are not directors, allows the Registrant to also indemnify such persons to the extent authorized by the Registrant’s board of directors. The Registrant’s bylaws require it to indemnify, to the fullest extent permitted by Maryland law, any present or former director or officer (including individuals who, at the Registrant’s request, serves or has served another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) as a director, officer, employee or agent), and allows the Registrant to indemnify, to the fullest extent permitted by Maryland law, any employee or agent, against all expenses, liabilities and losses reasonably incurred or suffered by such person in connection with that status.

The Registrant maintains a directors' and officers' insurance policy. The policy insures the Registrant’s directors and officers against unindemnified losses ensuing from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which it has lawfully indemnified the directors and officers.

Item 7.	Exemption From Registration Claimed.

  Not applicable.

Item 8.	Exhibits.

                    The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Form of Amended and Restated Articles of Incorporation.

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4.2	Form of Amended and Restated Bylaws.
4.3	Under Armour, Inc. Employee Stock Purchase Plan.
5.1	Opinion of Hogan & Hartson L.L.P.
23.1	Consent of PricewaterhouseCoopers L.L.P., Independent Auditors.
23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 21st day of December, 2005.

Under Armour, Inc.

By:	/s/ Kevin A. Plank
Name:	Kevin A. Plank
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of December 2005.

Signature	Title
Principal Executive Officer
/s/ Kevin A. Plank Kevin A. Plank	President, Chief Executive Officer and Director

Principal Financial Officer
/s/ Wayne A. Marino Wayne A. Marino	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

DIRECTORS:

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of December 2005.

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Kevin A. Plank, J. Scott Plank, and Kevin M. Haley with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact

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and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ Kevin A. Plank	/s/ Kevin M. Haley
Kevin A. Plank	Kevin M. Haley
Chairman	General Counsel

/s/ J.Scott Plank	/s/ Byron K. Adams, Jr.
J.Scott Plank	Byron K. Adams, Jr.
Chief Administrative Officer	Director

/s/ Douglas E. Coltharp	/s/ William McDermott
Douglas E. Coltharp	William McDermott
Director	Director

/s/ A.B. Krongard	/s/ Harvey L. Sanders
A.B. Krongard	Harvey L. Sanders
Director	Director

/s/ Thomas J. Sippel
Thomas J. Sippel
Director

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EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Form of Amended and Restated Articles of Incorporation.	Incorporated by reference to Exhibit 3.01 to the Registration Statement on Form S-1, as amended, originally filed on August 26, 2005 (File No. 333-127856).
4.2	Form of Amended and Restated Bylaws.	Incorporated by reference to Exhibit 3.02 to the Registration Statement on Form S-1, as amended, originally filed on August 26, 2005 (File No. 333-127856).
4.3	Under Armour, Inc. Employee Stock Purchase Plan	Filed herewith
5.1	Opinion of Hogan & Hartson L.L.P.	Filed herewith
23.1	Consent of Pricewaterhouse Coopers L.L.P.	Filed herewith
23.2	Consent of Hogan & Hartson L.L.P.	Included in Exhibit 5.1
24.1	Power of Attorney	Included on signature pages